EXHIBIT 5.1

March 11, 2003

William Lyon Homes, Inc.

4490 Von Karman Avenue

Newport Beach, CA 92660

Ladies and Gentlemen:

We are counsel to William Lyon Homes, Inc., a California corporation (the “Company”) which has filed a registration statement on Form S-3 ( the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on August 16, 2002 and as amended on February 27, 2003 and March 11, 2003 with respect to the proposed offer and sale of $200,000,000 aggregate principal amount of Senior Notes due 2013 (the “Senior Notes”). The Senior Notes will be issued under and are subject to the terms and provisions of an Indenture (the “Indenture”) by and among the Company, the guarantors named therein (the “Guarantors”) and U.S. Bank, NA, as trustee (the “Trustee”) and will be guaranteed pursuant to the Indenture by the Guarantors (the “Guarantees”). The Senior Notes, the Guarantees and the Indenture are referred to in this letter as the “Note Documents”.

In connection with rendering this opinion, we have made such investigations of law and fact as we have deemed appropriate for purposes thereof. In reliance thereon and subject to the assumptions and limitations set forth herein and the receipt by the Company and the Guarantors from the Securities and Exchange Commission of an order declaring the Registration Statement, as finally amended, effective, it is our opinion that when the Senior Notes and Guarantees thereof are executed, delivered and authenticated in accordance with the terms of the Indenture and issued and sold as described in the Registration Statement, the Senior Notes and the Guarantees will be duly authorized and valid and binding obligations of the Company and the Guarantors, respectively.

In rendering this opinion, as to matters of fact, we have relied upon documents provided to us by the Company. We have also been furnished with and relied upon, without investigation, a certificate of the Company with respect to certain factual matters. The individual attorneys in this firm have not undertaken any investigation to determine the existence or nonexistence of such facts, and no inference as to the extent of their knowledge should be drawn from the fact of their representation of the Company in this or any other instance.

William Lyon Homes, Inc.

March 11, 2003

In our review, we have assumed, without investigation, the legal capacity and competency of all natural persons signing documents in their respective individual capacities, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or telecopied copies, and the authenticity of the originals of such copies. We have also assumed the absence of any agreement or understanding that would modify, supplement or amend any of the documents reviewed by us.

We have assumed further that each of the parties to the Note Documents (including, without limitation, the Company and the Guarantors) is a validly existing corporation or limited partnership in good standing under the laws of its state of formation and has all requisite power and authority to execute, deliver and perform its obligations under each of the Note Documents to which it is a party, and the execution and delivery of such Note Documents by such party and performance of its obligations thereunder have been duly authorized by all necessary action and do not violate any law, regulation, order, judgment or decree applicable to such party. We have also assumed that the Note Documents are valid and binding agreements of the Trustee.

Our opinions set forth in this letter are subject to the following qualifications, limitations and exceptions:

(i) We render no opinion herein concerning matters involving the laws of any jurisdiction other than the State of New York and the United States of America. No opinion is expressed as to whether a California court would recognize and enforce any provision of the Indenture which provides that it and the Notes are to be governed by the laws of the State of New York.

(ii) We express no opinion concerning (a) the effect of any facts or circumstances occurring after the date hereof that would constitute a defense to the obligation of a guarantor or surety on the enforceability of any Guarantee against any Guarantor or (b) the effectiveness of any waiver of any such defense by any Guarantor under the Note Documents.

(iii) Our opinion set forth herein is subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditors’ rights generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers); and (b) general principles of equity, regardless of whether a matter is considered a proceeding in equity or at law, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies.

(iv) We express no opinion regarding: (a) the effectiveness of any waiver (whether or not stated as such) under the Note Documents of, or any consent thereunder relating to, any unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (b) the effectiveness of any waiver (whether or not stated as such) contained in the Note Documents of

William Lyon Homes, Inc.

March 11, 2003

rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (c) the effectiveness of any waiver (whether or not stated as such) contained in the Note Documents of stay, extension or usury laws; (d) any provision of the Note Documents relating to indemnification, exculpation or contribution; or (e) any provision of the Note Documents requiring written amendments or waivers of such documents insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply. We further note that New York statutory provisions and case law provide sureties and guarantors with rights and defenses which may preclude the enforcement of certain of the Note Documents or provisions contained therein that may be construed to give rise to guaranty or suretyship obligations, whether or not the parties thereto purport to waive such rights and defenses in the Note Documents.

(v) We express no opinion as to the legality, validity or binding effect of any related document, instrument or agreement or any other matter beyond the matters expressly set forth herein.

This opinion is rendered as of the date first written above and not at any later date and is rendered on the basis of facts known to us at the date of this opinion, and we do not undertake, and hereby expressly disclaim, any obligation to inform you of any changes in such facts, or changes in our knowledge, subsequent to the date of this opinion. Similarly, the opinion rendered herein is based upon applicable law as of the date of this opinion. We do not undertake, and hereby expressly disclaim, any obligation to inform you of changes in any applicable law or relevant principles of law, or changes in our interpretation of such law or principles, subsequent to the date of this opinion.

This opinion may be filed as an exhibit to the Registration Statement and may not be otherwise disclosed, quoted, filed with a governmental agency or otherwise used or relied upon without our prior written consent. However, consent is also given to the reference to this firm under the caption “Legal matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not admit we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/    IRELL & MANELLA LLP

Irell & Manella LLP